EXHIBIT 99.1

Home BancShares, Inc. Announces Acquisition of Loan Portfolio and Creation of Marine Finance Division

CONWAY, Ark., July 02, 2018 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (NASDAQ:HOMB) (“Home” or the “Company”), parent company of Centennial Bank, (“Centennial”), today announced the acquisition of Shore Premier Finance (“SPF”), a division of Union Bank & Trust of Richmond, Virginia (“Union”), the bank subsidiary of Union Bankshares Corporation (NASDAQ:UBSH), effective as of the end of the day on June 30, 2018. Under the terms of the agreement, Union received proceeds from the transaction consisting of approximately $374.5 million in cash, subject to certain post-closing adjustments, and 1,250,000 shares of Home common stock.

Shore Premier Finance currently provides direct consumer financing to United States Coast Guard (“USCG”) registered high-end sail and power boats.  Additionally, SPF provides inventory floor plan lines of credit to marine dealers, primarily those selling USCG documented vessels.  As of the closing of the acquisition, SPF had approximately $384.2 million in total assets, including $383.4 million in total loans.

This portfolio of loans will now be housed in a division of Centennial known as Shore Premier Finance.  The Shore Premier Finance division of Centennial will be responsible for servicing the acquired loan portfolio and originating new loan production.

“We’re always looking at acquisition opportunities to provide the strongest risk adjusted return for our investors,” said John Allison, Home’s Chairman.  “The Shore Premier Finance team has built a solid foundation in the marine finance space and we look forward to providing them the opportunity and resources to further develop that brand.”

“Divesting our national scope marine finance business obtained in the recent Xenith Bank acquisition, known as Shore Premier Finance, better enables Union to focus on our core businesses and execute our strategic priorities,” said John C. Asbury, president and CEO of Union Bankshares Corporation.  “Our teammates built a solid reputation in this specialty lending category at Shore Premier and will find a welcoming home at Centennial Bank.”

“This marine loan portfolio provides both geographic and collateral-type diversification for the Company,” said Tracy French, Centennial’s Chief Executive Officer.  “We envision this being the foundation of a meaningful presence in the marine financing market for Home.”

In connection with this acquisition and the creation of the Shore Premier Finance division of Centennial, Centennial has notified the Arkansas State Bank Department of its plans to establish a new loan production office in Chesapeake, Virginia.  The loan production office is anticipated to open in July 2018, pending confirmation of no objection.  Once the loan production office has been established, the Shore Premier Finance division of Centennial will continue its vision to build out a national lending platform focusing on commercial and consumer marine loans.

Additional information regarding the acquisition is provided in a supplemental presentation available on the Company's website at www.homebancshares.com, under the “Investor Relations” section.

General

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Its wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ:UBSH) is the holding company for Union Bank & Trust, which has 147 branches, 7 of which are operated as Xenith Bank, a division of Union Bank & Trust of Richmond, Virginia, and approximately 216 ATMs located throughout Virginia and in portions of Maryland and North Carolina.  Non-bank affiliates of the holding company include: Old Dominion Capital Management, Inc. and Dixon, Hubard, Feinour, & Brown, Inc., which both provide investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

This release contains forward-looking statements which include, but are not limited to, statements about the benefits of the Company’s acquisition of SPF, including the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors could cause actual results to differ materially from those contemplated by the forward-looking statements, including, but not limited to, (i) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of any delay in or failure to receive regulatory approval of the proposed loan production office through which SPF will be operated, changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which the Company and SPF operate; (ii) the ability to promptly and effectively integrate the business of SFP into the Company; (iii) the reaction to the transaction of the Company’s and SPF’s customers, employees and counterparties; and (iv) diversion of management time on acquisition-related issues. Additional information on factors that might affect the Company’s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 27, 2018.

FOR MORE INFORMATION CONTACT

Home BancShares, Inc.

Donna Townsell
Investor Relations Officer
(501) 328-4625